EXHIBIT 2.1

DESCRIPTION OF RIGHTS OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Our authorized capital consists of an unlimited number of Common Shares. The following is a summary of the provisions attached to our Common Shares:
The holders of our Common Shares are entitled to one vote per share at meetings of shareholders, to receive such dividends as declared by the Board and to receive our remaining property and assets upon dissolution or wind up. Our Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares. As at March 5, 2020, we have 37,375,025 Common Shares issued and outstanding. After giving effect to the exercise of all outstanding options to acquire Common Shares and all outstanding share awards granted under the Corporation’s Incentive Share Award Plan, we would have 42,119,348 Common Shares issued and outstanding. As at March 5, 2020, we have 16,443,500 (exercisable into 1,730,894 common shares) Common Share purchase warrants issued in 2017 (the “2017 Warrants”) and 538,938 Common Share purchase warrants issued in 2019 (the “2019 Warrants”) outstanding. 9.5 2017 Warrant entitles the holder to purchase one Common Share until June 1, 2022, at an exercise price of $9.05. The 2017 Warrants are subject to acceleration if the volume weighted average price of the Common Shares equals or exceeds $23.75 for a period of 15 consecutive trading dates. Each 2019 Warrant entitles the holder to purchase one Common Share until August 16, 2024, at an exercise price of US$0.90. In addition, as at March 5, 2020, the Corporation has a Common Share purchase warrant (the “Second Adlai Warrant”) exercisable by the holder thereof until November 14, 2020 to purchase such number of Common Shares as is calculated by dividing US$6,000,000 by the Exercise Price. For purposes of the Second Adlai Warrant, the term “Exercise Price” means an amount equal to 120% of the volume weighted average trading price of the Common Shares on the The NASDAQ Capital Market for the five trading days immediately preceding the exercise date. The Second Adlai Warrant is subject to a right to call by the Corporation upon the date of the enrollment of the fiftieth (50th) patient in a Phase III Study related to pelareorep.